Exhibit 10.2

EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (this “Agreement”), dated as of March 31, 2009 (the “Effective Date”), is made by and between TechPrecision Corporation, a Delaware corporation (“Company”), and Louis A. Winoski, an individual residing in the state of Florida (“Executive”).

BACKGROUND

Company desires Executive to provide executive management and consulting services, performing the role of its Interim Chief Executive Officer under the terms of this Agreement.  Executive is willing to provide such services to Company under the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants set forth in this Agreement and intending to be legally bound hereby, Company and Executive agree as follows:

1. Executive Consulting Services.

1.1. Services.  Executive shall provide executive management and consulting services in the role of Interim Chief Executive Officer of Company (the “Services”), reporting to Company’s board of directors (the “Board”).  Executive may perform the Services on a less-than-full-time basis, when and as requested by the Board, and at such locations as the Board may approve from time to time.

1.2. Independent Contractor.  Executive and Company intend for Executive to be an independent contractor to Company for all purposes and not an employee of Company.  Company shall have no obligation to provide any employment-related benefits to Executive.  Executive shall be solely responsible for paying all compensation and payroll taxes and providing his own benefits (if any).  Executive shall indemnify, defend and hold harmless Company against any claim that Executive is or was an employee of Company under this Agreement.

1.3. No Conflict.  Executive represents and warrants to Company that:

(i) he is not and will not become a party to any non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, including under Executive’s employment agreement between him and National Technical Systems Corporation (“NTS”);

(ii) NTS has consented to Executive entering into and performing under this Agreement on the terms set forth herein; and

(iii) Executive can perform his obligations under this Agreement without disclosing or using any confidential or proprietary information of any third party.

2. Compensation.

2.1. As consideration for Executive’s performance of the Services, Company shall pay to Executive consulting fees at a rate of Ten Thousand Dollars ($10,000.00) per month for Services satisfactorily performed by Executive (the “Consulting Fees”). Payment shall be made within five (5) days of the beginning of each calendar month during the Term for Services rendered in the prior month. The Consulting Fees shall be pro rated on a daily basis in respect of any partial month in which Services are performed. Company also shall reimburse Executive for all reasonable, documented, pre-approved travel and out of pocket expenses incurred by Executive in connection with performing the Services (“Expenses”).

2.2. Executive shall be solely responsible for the payment of all taxes or contributions imposed or required by the tax laws of any jurisdiction that pertain to the amounts paid to Executive under this Agreement.

3. Term and Termination.

3.1. Term.  Subject to Section 3.2, the term of this Agreement shall begin on the Effective Date and shall automatically terminate on the date that is six (6) months thereafter (the “Initial Term”), unless otherwise extended by the mutual written agreement of the parties (the “Extended Term”). The Initial Term and any Extended Terms are together referred to as the “Term.”

3.2. Termination.  Notwithstanding Section 3.1, either Executive or Company may terminate this Agreement at any time by giving the other party fifteen (15) days prior written notice.  A party also may terminate this Agreement for breach if the other party materially breaches any provision of this Agreement and fails to cure such breach within ten (10) days after the non-breaching party gives the other party written notice that describes the breach in reasonable detail.

4. Non-Exclusive Engagement.  Company may from time to time (i) engage other persons and entities to act as a consultant to Company and perform services for Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Executive.

5. Non-Competition and Protection of Confidential Information.

5.1. Executive agrees that his services to Company are of a special, unique, extraordinary and intellectual character and his position with Company places him in a position of confidence and trust with the employees, customers and suppliers of Company and its affiliates.  Consequently, Executive agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of Company that Executive make the covenants contained herein. Accordingly, Executive agrees that, during the Term and for the period of one (1) year immediately thereafter he shall not, directly or indirectly:

5.1.1. own, operate, manage or be employed by or affiliated with any person or entity headquartered within or with a management office in the United States that engages in any business then being engaged or planned to be engaged in by Company or its subsidiaries or affiliates; or

5.1.2. attempt in any manner to solicit from any customer or supplier business of the type performed for or by Company or persuade any customer or supplier of Company to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done or contemplates doing with Company, whether or not the relationship between Company and such customer or supplier was originally established in whole or in part through his efforts; or

5.1.3. employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is as of the termination of this Agreement or at any time during the preceding year was, or in the six (6) months following such termination becomes, an employee of or exclusive consultant to Company to leave Company or to become employed as an employee or retained as a consultant by anyone other than Company.

5.1.4. As used in this Section 5, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of Company at the end of the Term, or at any time during the preceding year was, or in the six (6) months following such termination becomes, a customer or supplier of Company, or if Executive’s employment shall not have terminated, at the time of the alleged prohibited conduct.

5.2. Executive agrees that he will not at any time (whether during the Term or after termination of this Agreement for any reason), disclose to anyone, any confidential information or trade secret of Company or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties, and all memoranda or other documents compiled by him or made available to him during the Term pertaining to the business of Company shall be the property of Company and shall be delivered to Company on the date this Agreement terminates or at any other time, as reasonable, upon request. The term “confidential information or trade secret” does not include any information which (i) becomes generally available to the public other than by breach of this provision, or (ii) is required to be disclosed by law or legal process.

5.3. If Executive commits a breach or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2 hereof, Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company. In addition, Company may take all such other actions and seek such other remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

5.3.1. The parties acknowledge that the type and periods of restriction imposed in the provisions of Sections 5.1 and 5.2 hereof are fair and reasonable and are reasonably required for the protection of Company and the goodwill associated with the business of Company; and that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated parties and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants in Sections 5.1 or 5.2 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination should reduce the duration and/or areas of such provision such that, in its reduced form, said provision shall then be enforceable. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such time, scope or geographic area, it is the intention of the parties hereto that such determination not bar or in any way affect Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6. Intellectual Property. During the Term, Executive will disclose to Company all ideas, inventions, advertising campaigns, designs, logos, slogans, processes, operations, products or improvements which may be patentable or copyrightable or subject to any trade or service mark or name, and business plans developed by him during such period, either individually or in collaboration with others, which relate to the business of Company (“Intellectual Property”). Executive agrees that such Intellectual Property will be the sole property of Company and that he will at Company's request and cost do whatever is reasonably necessary to secure the rights thereto by patent, copyright, trademark or otherwise to Company.

7. Return of Company Property.  Promptly upon the request of Company, Executive shall deliver to Company (and will not keep in Executive’s possession or deliver to anyone else) all Company property.

8. Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Delaware applicable to contracts entered into and wholly performed in Pennsylvania, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

9. Notices.  All notices and other communications under this Agreement or in connection with this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (a) actual receipt by the intended recipient, (b) one (1) business day after deposit of the notice with an internationally-recognized overnight courier, properly addressed and charges prepaid or (c) upon transmission if sent by fax to the proper facsimile number with a confirming copy sent by a nationally-recognized overnight courier to the intended recipient as follows:

If to Company, to:

Bella Drive
Westminster, Massachusetts 01473
Attention:  Board of Directors
Facsimile:  978.874.2748

With a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312
Attention:  William A. Scari, Esq.
Facsimile: 610.640.7835

If to Executive, to:

Louis A. Winoski
122 Estuary Drive
Vero Beach, Florida  32963
Facsimile: 772.492.0545

or to such other names, addresses and/or facsimile numbers as Company or Executive, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

10. Severability.  The provisions of this Agreement are severable, and if any provision or portion thereof is held to be invalid or unenforceable for any reason, such provision or portion thereof shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable.

11. Miscellaneous.  This Agreement: (a) constitutes the final, exclusive and fully integrated agreement between Company and Executive with respect to its subject matter and supersedes any prior and contemporaneous agreements and understandings between Company and Executive relating to the subject matter of this Agreement; (b) may be modified only in a writing duly executed by the party against whom enforcement is sought; and (c) shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties to this Agreement.  This Agreement may be assigned by Company at any time.  Executive acknowledges that its duties and responsibilities are of a personal nature and, as such, this Agreement and Executive’s rights and responsibilities may not be assigned or delegated in whole or in part, without the prior written consent of Company.  This Agreement may be signed in counterparts, including by facsimile or other electronic means, which when taken together, shall be one and the same document.  The headings of the Sections of this Agreement are for convenience of reference only.

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IN WITNESS WHEREOF, the undersigned have executed this Executive Consulting Agreement as of the Effective Date.

COMPANY: TECHPRECISION CORPORATION By: /s/ Richard F. Fitzgerald Name: Richard F. Fitzgerald Title: Chief Financial Officer	CONSULTANT: /s/ LOUIS A. WINOSKI LOUIS A. WINOSKI